Exhibit 16.1


[Russell G. Nay Letterhead]



January 24, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

     I have read Item 4 of the Form 8-K dated January 23, 2001 of
37Point9, formerly Great Basin Water Company, and I am in agreement with the statements contained in paragraphs 1 and 2 therein. I have no basis to agree or disagree with other statements of the registrant contained therein.



/s/ Russell G. Nay

Las Vegas, Nevada